Exhibit 10.34

Execution version

NON-POSSESSORY PLEDGE AGREEMENT

entered into by and between

Axalta Coating Systems México, S. de R.L. de C.V.,

as Pledgor

and

Barclays Bank PLC,

as Collateral Agent for the benefit of the Loan Finance Parties and as Notes Foreign Collateral Agent for the benefit of the Secured Notes Indenture Parties,

as Pledgee

September 18th, 2013

NON-POSSESORY PLEDGE AGREEMENT (the “Agreement”) dated September 18th, 2013, entered into by and between Axalta Coating Systems México, S. de R.L. de C.V. (formerly known as DuPont Performance Coatings México, S. de R.L. de C.V.), as pledgor (the “Pledgor”), represented herein by Miguel Daniel Paredes Fuentes, and Barclays Bank PLC, acting as Collateral Agent for the benefit of the Loan Finance Parties and as Notes Foreign Collateral Agent for the benefit of the Secured Notes Indenture Parties (as defined below), as pledgee (the “Pledgee”), represented herein by Pedro Tejero Sandoval, pursuant to the following Recitals, Representations and Clauses.

RECITALS

I.	WHEREAS, Axalta Coating Systems Dutch Holding B B.V. (formerly known as Flash Dutch 2 B.V.) and Axalta Coating Systems U.S. Holdings (formerly known as U.S. Coatings Acquisition Inc.), as borrowers (the “Borrowers”), Axalta Coating Systems Dutch Holding A B.V. (formerly known as Flash Dutch 1 B.V.), as Holdings, Axalta Coating Systems U.S., Inc. (formerly known as Coatings Co. U.S. Inc.), as U.S. Holdings, the lenders that are parties thereto, and the Pledgee, entered into a Credit Agreement, dated February 1, 2013 (as such agreement may be amended or supplemented from time to time, the “Credit Agreement”), that provides, pursuant to the terms of such agreement, for the extension of (i) term loans in United States dollars to the Borrowers in an aggregate amount equal to US$2,300,000,000, (ii) term loans in euros to the Borrowers in an aggregate amount equal to €400,000,000, and (iii) a multicurrency revolving credit facility for the making of revolving loans and swing line loans and the issuance of letters of credit to the Borrowers in an aggregate amount equal to US$400,000,000. The Credit Agreement, in English, is attached hereto as Exhibit A.

II.	WHEREAS, the Borrowers, as securities’ issuers, have entered into with Wilmington Trust, National Association, as Trustee and Collateral Agent, Citigroup Global Markets Deutschland AG, as Registrar, and Citibank N.A., London Branch, as Paying Agent and Authenticating Agent, an Indenture, dated February 1, 2013, providing for the issuance of senior secured Euro-denominated Notes (the “Euro Notes”), in an aggregate principal amount equal to €250,000,000, with a maturity date set for 2021, offered and sold in the United States in accordance with Rule 144A of the United States Securities Act of 1933, as amended(“U.S. Securities Act”), and outside the United States in accordance with Regulation S in accordance with the U.S. Securities Act and other applicable laws (as it may be amended or supplemented from time to time, the “Secured Notes Indenture”). The Secured Notes Indenture, in English, is attached hereto as Exhibit B.

III.	WHEREAS, Barclays Bank PLC, as Bank Collateral Agent under the Credit Agreement, and as Notes Foreign Collateral Agent under the Secured Notes Indenture, and Wilmington Trust, National Association, as Notes Collateral Agent under the Secured Notes Indenture, among others, have entered into a First Lien Intercreditor Agreement dated February 1, 2013 (as such agreement may be amended or supplemented from time to time, the “Intercreditor Agreement”), setting forth, among other things, that Barclays Bank PLC will act as Notes Foreign Collateral Agent under the Secured Notes Indenture. The Intercreditor Agreement, in English, is attached hereto as Exhibit C.

IV.	WHEREAS, on the date hereof, the Pledgor executed various joinder agreements, subsidiary guarantee supplements, and supplemental indentures in connection with the Secured Documents (as defined below).

V.	WHEREAS, the Pledgor wishes to create a non-possessory pledge over all Pledged Property (as defined below), in favor and for the benefit of the Secured Parties (as defined below), acting through the Pledgee, as Collateral Agent, for the purpose of unconditionally guaranteeing the full and punctual payment of any and all the Secured Obligations (as defined below).

THEREFORE, in consideration of the Recitals, the Pledgor and the Pledgee hereby represent and agree to the following:

DEFINITIONS

Terms defined in the Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement. Terms defined in the Secured Notes Indenture and not otherwise defined in this Agreement are used in this Agreement as defined in the Secured Notes Indenture.

As used in this Agreement, the following terms shall have the following meanings:

“Credit Agreement” shall have the meaning attributed to such term in Recital I.

“Credit Facility Secured Obligations” means the collective Obligations of the Loan Parties now or hereafter existing under the Loan Documents, any Secured Cash Management Agreement or any Secured Hedge Agreement (as such Loan Documents, Secured Cash Management Agreements and/or Secured Hedge Agreements may be amended, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time (including any increases of the principal amount outstanding thereunder)), whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise.

“Enforcement Event” means an Event of Default has occurred that has not been cured or waived and in respect of which the relevant agent has exercised any of its/their rights under Section 8.02 of the Credit Agreement and/or Section 6.3 of the Secured Notes Indenture.

“Enforcement Notice” means a notice by the Pledgee informing the relevant Pledgor that the relevant agent intends to exercise rights under Section 8.02 of the Credit Agreement or Section 6.3 of the Secured Notes Indenture, provided that no Enforcement Notice shall be required if the Enforcement Event resulted from the occurrence of an Event of Default pursuant to Section 8.01(f) or Section 8.01(g) of the Credit Agreement or pursuant to Section 6.1(v) or Section 6.1(vi) of the Secured Notes Indenture, in each case that is continuing.

“Intercreditor Agreement” shall have the meaning attributed to such term in Recital III.

“Loan Finance Parties” means the “Secured Parties” as defined in the Credit Agreement.

“Notes Secured Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the Secured Notes Indenture.

“Secured Credit Facility Documents” means the Loan Documents, any Secured Cash Management Agreement, and any Secured Hedge Agreement.

“Secured Documents” means the Secured Credit Facility Documents and the Secured Notes Documents.

“Secured Notes Documents” means the Secured Notes Indenture, the Euro Notes issued thereunder, any guarantees in respect of the Euro Notes, any security documents relating to the Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing in relation to the Secured Notes Indenture.

“Secured Notes Indenture” shall have the meaning attributed to such term in Recital II.

“Secured Notes Indenture Parties” means the “Secured Parties” as defined in the Secured Notes Indenture.

“Secured Obligations” means the Credit Facility Secured Obligations and the Notes Secured Obligations.

“Secured Parties” means the Loan Finance Parties and the Secured Notes Indenture Parties.

REPRESENTATIONS

I.	Pledgor represents and warrants that:

(a)	it is a sociedad de responsabilidad limitada de capital variable, duly incorporated under the laws of the United Mexican States (“Mexico”), with sufficient authority to enter into this Agreement and to perform its obligations hereunder;

(b)	it has obtained all the internal authorizations necessary to enter into this Agreement, and to perform its obligations hereunder, including those authorizations referred to in the Partners’ Meeting Minutes dated July 12th, 2013, a copy of which is attached hereto as Exhibit D;

(c)	its representative has sufficient power and authority to enter into this Agreement on its behalf, which power and authority have not been limited, amended or revoked;

(d)	it wishes to create a non-possessory pledge over all the Pledged Property (as defined below), in favor and for the benefit of the Secured Parties, acting through the Pledgee, as Collateral Agent, to secure the full and punctual payment when due of any and all Secured Obligations;

(e)	it is the owner of the Pledged Property, free and clear of any lien, encumbrance, rights of first refusal or any other ownership restriction (except for mandatory liens and the pledge created in this Agreement and any other liens not prohibited by the Secured Documents);

(f)	this Agreement is a valid and binding obligation of the Pledgor, enforceable against it in accordance with its terms and, once the requirements set forth in Clause First are satisfied, it will constitute a first priority pledge in favor of the Secured Parties, acting through the Pledgee, as Collateral Agent, validly created in respect of the Pledged Property, except as it may be limited by a insolvency, bankruptcy, liquidation, reorganization, concurso mercantil, quiebra or any similar general legislation generally affecting the rights of creditors;

(g)	it has obtained all necessary consents or authorizations of any individual, entity or authority, to enter into this Agreement and to perform its obligations hereunder have been obtained, except to the extent that failure to obtain such consent or authorization would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(h)	the execution and performance of this Agreement does not contravene any legal, administrative or contractual obligation, applicable or enforceable against the Pledgor, or the bylaws of the Pledgor; except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Efect.

(i)	it is solvent and it has not initiated, nor has knowledge of the initiation of any insolvency, bankruptcy, liquidation, reorganization, concurso mercantil, quiebra or any similar proceeding against it;

(j)	as of the date hereof, it has no intention to initiate any proceedings, nor have any proceedings been initiated or, to its knowledge, are threatened, before any court of law, governmental authority or tribunal, of any nature (whether Mexican or not), which could have a Material Adverse Effect on the financial condition, business or assets of the Pledgor, or which in any way may materially and adversely affect any of the Pledgor’s rights over the Pledged Property or the validity or enforceability of this Agreement;

(k)	by executing this Agreement, it expressly acknowledges the existence of the Pledgee, and the capacity and authority of the Pledgee’s attorney-in-fact to enter into this Agreement on behalf of the Pledgee.

II.	The Pledgee, as pledgee, hereby represents and warrants that:

(a)	it is a banking institution duly incorporated under the laws of United Kingdom, with sufficient authority to enter into this Agreement and to perform its obligations hereunder;

(b)	its attorney-in-fact has sufficient power and authority to enter into this Agreement, which power and authority have not been limited, amended or revoked in any manner; and

(c)	it has been duly appointed by the Secured Parties to act as Pledgee.

HAVING STATED THE foregoing, the parties agree to the following:

CLAUSES

FIRST. Creation of the Pledge. (a) The Pledgor hereby creates a non-possessory pledge pursuant to Title II, Chapter IV, Section VII, of the General Law of Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito) of Mexico (the “LGTOC”), over any and all of the assets (including any rights) owned by the Pledgor, present or future, of any nature whatsoever, used for its principal activities, present or future, including, without limitation, accounts receivable, bank accounts, machinery and equipment, contractual rights and cash other than any property or assets not required to be pledged in accordance with the Credit Agreement and the Secured Note Indenture (hereinafter, collectively, the “Pledged Property”), in favor and for the benefit of the Secured Parties, acting through the Pledgee, as Collateral Agent, to secure, as a first priority lien, the full and timely performance of any and all of the Secured Obligations. While any Secured Obligation shall remain unsatisfied (other than (i) contingent indemnification obligations as to which no claim has been asserted, (ii) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements and (iii) letters of credit that have been cash collateralized in accordance with the terms of the Credit Agreement), the Pledgor agrees not to withdraw or request the partial release of any of the Pledged Property pledged under this Agreement.

(b) For the pledge created hereunder to be effective before third parties, the Pledgor agrees and is hereby obligated to (i) ratify this Agreement before a notary public, (ii) request the registration of this Agreement as soon as possible, but in no event later than within five (5) Business Days after the date hereof, before the Single Registry of Security on Movable Assets (Registro Único de Garantías Mobiliarias; the “RUG”), and (iii) obtain written confirmation of the definitive registration of this Agreement before the RUG, within five (5) Business Days following the request for registration before such RUG.

(c) For purposes of this Agreement, the term “Business Day” shall mean any day, other than Saturday, Sunday or day in which Mexican banks are not authorized to open or are required to close in Mexico City, Mexico.

SECOND. Possession of the Pledged Property. The parties hereto hereby agree that the Pledgor shall remain in material possession of the Pledged Property, pursuant to the provisions of Article 346 of the LGTOC, and shall be subject to the obligations and responsibilities set forth in Articles 361 and 380 of the LGTOC. The Pledgee hereby expressly waives the rights granted to it pursuant to the last paragraph of Article 361 of the LGTOC.

THIRD. Use of the Pledged Property. The Pledgor shall have, in respect of the Pledged Property, the rights conferred by Article 356 of the LGTOC.

FOURTH. Covenants and Negative Covenants. (a) Until any and all Secured Obligations shall have been paid in full (other than (i) contingent indemnification obligations as to which no claim has been asserted, (ii) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements and (iii) letters of credit that have been cash collateralized in accordance with the terms of the Credit Agreement), the Pledgor agrees to:

(1) take any and all action necessary to maintain any internal or third party authorizations or approvals in effect, for the pledge created pursuant to this Agreement to remain in full force and effect, except to the extent that failure to do so could not reasonably be expected to cause a Material Adverse Effect;

(2) enter into, execute, deliver and file, promptly, any instruments and additional documents and perform any and all additional action that the Pledgee shall reasonably request, to perfect and protect the pledge created hereunder, and to permit the Pledgee (and the Secured Parties) to exercise its or their rights and remedies hereunder, including the request to register, and obtain the definitive registration of, this Agreement before the RUG, pursuant to the terms set forth in Clause First, paragraph (b), of this Agreement;

(3) abstain from selling, assigning, exchanging or otherwise disposing the Pledged Property, except as not prohibited by the Secured Documents;

(4) abstain from creating or allowing the existence of any lien or limitation of domain with regards to any of the Pledged Property, except for the pledge created hereunder; and any other lien not prohibited by the Secured Documents.

FIFTH. Term and Release. (a) The pledge created pursuant to this Agreement shall remain in full force and effect until released pursuant to the terms of the Credit Agreement or the Secured Notes Indenture, as applicable.

(b) Each of the parties hereto hereby agrees that, upon termination of this Agreement pursuant to the provisions of Clause Fifth, paragraph (a), the Pledgee shall execute, at any subsequent time and upon request by the Pledgor, the documents and instruments reasonably necessary and requested by the Pledgor, for the total cancellation of the pledge set forth herein, provided that the Pledgor shall be solely responsible for the payment of any costs or expenses, of any nature whatsoever, arising from the cancellation of the pledge set forth herein.

(c) Each of the parties hereto hereby agrees that the Pledgee shall have no liability whatsoever in connection with the release of the Pledged Property as set forth herein, or as a result of any action taken to release the Pledged Property, for purposes of which the Pledgor waives, expressly and irrevocably, any right of remedy against the Pledgee in respect of such release.

SIXTH. Novation, Amendment, Etc. The execution of this Agreement and the creation of the pledge set forth herein shall not constitute a novation, amendment or payment, or delivery as payment (dación en pago) of any of the Secured Obligations.

SEVENTH. Substituted Assets. If, for any reason and to the extent permitted pursuant to this Agreement, the Pledged Property were substituted by other assets, it shall be considered that such substituted assets have replaced the Pledged Property, remaining those substituted assets pledged pursuant to this Agreement as “Pledged Property”; provided that, in that event, the original Pledged Property shall be considered as released from the pledge created hereunder.

EIGHTH. Enforcement. (a) Upon the occurrence and confirmation of an Enforcement Event (and after delivery of an Enforcement Notice), the Pledgee, as collateral agent and for the benefit of the Secured Parties, may enforce the pledge granted hereunder, in accordance with the provisions of the LGTOC, the Commerce Code and applicable law.

(b) Proceeds resulting from the sale of the Pledged Property or any portion thereof, as a consequence of the occurrence and continuation of an Enforcement Event (and after delivery of an Enforcement Notice), shall be applied by the Pledgee pursuant to the terms set forth in the Secured Documents and subject to the terms of the Intercreditor Agreement, in connection with the sale of the Pledged Property. For the avoidance of doubt, such application of payment requires that such proceeds be applied first to the payment of all amounts owing to any relevant collateral agent (including the Pledgee). The Intercreditor Agreement further states that each collateral agent (including the Pledgee) is indemnified by the grantors set forth in the Intercreditor Agreement for any and all taxes incurred by or in connection with the acceptance or administration of such collateral agent’s performance of its duties under the Intercreditor Agreement and under applicable law, including the costs and expenses of enforcing the Intercreditor Agreement and any collateral thereunder.

(c) Failure by the Pledgee to exercise its rights hereunder, shall not have the effect, under any circumstance, of a waiver of such rights, nor the individual or partial exercise by the Pledgee of any rights hereunder, shall be understood as excluding the possibility of exercising any other right.

NINTH. Taxes. The Pledgor agrees, in accordance with the Secured Documents, to pay or reimburse the Pledgee, the other Agents and each Lender (or any Tax authorities directly, if applicable) for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding), and to pay directly to the Tax authorities, if applicable, or reimburse the Pledgee for Indemnified Taxes (as defined in the Credit Agreement) or Other Taxes (as defined in the Credit Agreement) paid or required to be indemnified pursuant to Sections 3.01 and 3.04 of the Credit Agreement (except, in each case, such taxes, interest, fines, surcharges and other accessories that are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Pledgor), any proceeding under any Debtor Relief Law (as defined in the Credit Agreement) or in connection with any workout or restructuring and all documentary taxes associated with the pledge granted under this Agreement), the fees, disbursements and other charges of counsel (limited to the reasonable fees, disbursements and other charges of one counsel to the Pledgee, the other Agents and the Lenders taken as a whole, and, if necessary, of one local counsel acting in Mexico for the Pledgee), in each case without duplication for any amounts paid (or indemnified) under Section 3.01 of the Credit Agreement. For the avoidance of doubt, Indemnified Taxes or Other Taxes shall include those arising from the pledge granted under this Agreement or those imposed on the Pledgor or the Pledgee by relevant Tax authorities solely in connection with the sale of the Pledged Property upon any foreclosure hereunder.

TENTH. Waiver. The Pledgor waives the three year statute of limitation period set forth in Article 375 of the LGTOC.

ELEVENTH. Notices. All notices or other communications relating to this Agreement, shall be made in writing, and shall be delivered or sent to the domiciles and fax numbers specified in the signature pages hereof, to each of the parties hereto. Such notices and communications shall be deemed to have been given when sent, the party confirms its delivery by fax or, if the relevant notice or communication was delivered to the applicable domicile, at the time of delivery to any agent of the receiving party.

TWELFTH. Assignment. The rights and obligations arising from this Agreement may not be assigned or in any other manner transferred, without the prior written consent of the other party to this Agreement, except that the Pledgee and the Secured Parties may assign their respective rights hereunder pursuant to the terms set forth in, and as agreed to under, the Secured Documents (including their rights arising from this Agreement).

THIRTEENTH. Exhibits. All Exhibits attached hereto are part of this Agreement as if they were inserted herein.

FOURTEENTH. Severability. In the event any provision of this Agreement shall be held invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

FIFTEENTH. Amendments. Any amendment or supplement to the terms set forth in this Agreement shall be entered into in writing and duly signed by each of the parties hereto.

SIXTEENTH. Appointment of an Expert. (a) If necessary for purposes of the provisions set forth in Article 363 of the LGTOC and Article 1414 Bis of the Commerce Code, the parties agree to designate an expert appraiser duly authorized by the Comisión Nacional Bancaria y de Valores designated and approved by the Pledgee, as expert appraiser of the Pledged Property, provided that, the costs and expenses of the expert appraiser shall be borne by the Pledgor.

(b) In the event that the Pledgor does not pay the costs and expenses of the expert appraiser, after the occurrence of and during the continuation of an Enforcement Event (provided that an Enforcement Notice is delivered), the Pledgee may (but shall not be obligated to) pay such costs and expenses, in which case the Pledgee may initiate a claim against the Pledgor for the sum of such costs and expenses, plus interest at a rate per annum equal to the default interest rate contemplated under the Credit Agreement, provided that (i) such interest shall be calculated from the date on which such payment was made by the Pledgee, until the date on which the aggregate amounts shall have been fully reimbursed to the Pledgee, and (ii) any such amount shall be deemed and form a part of the Secured Obligations.

SEVENTEENTH. Costs and Expenses. As provided for under the Secured Documents, the Pledgor shall pay all fees, costs, expenses, taxes, duties and charges arising from the preparation, negotiation and execution of this Agreement pursuant to the provisions of the Secured Documents. Additionally, the Pledgor shall pay to the Pledgee pursuant to the provisions of the Secured Documents, all the Pledgee’s legal advisors’ fees incurred in connection with any amendment to this Agreement, as well as any fee, cost and expenses related to the enforcement of this pledge created pursuant to this Agreement.

EIGHTEENTH. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Mexico.

NINETEENTH. Jurisdiction. For the interpretation, performance and enforcement of this Agreement, each of the parties hereto, hereby irrevocably submits to the jurisdiction of the competent federal courts sitting in Mexico City, Federal District, Mexico, and expressly waives any other jurisdiction to which it may be entitled now or hereafter, by reason of its present or future domicile.

TWENTIETH. Intercreditor Agreement. Notwithstanding any provision to the contrary in this Agreement, if any intercreditor agreement is entered into in accordance with section 9.11 of the Credit Agreement and section 11.3 of the Secured Notes Indenture (including the Intercreditor Agreement), in the event of any conflict or inconsistency between the provisions of such intercreditor agreement (including the Intercreditor Agreement) and this Agreement, the provisions of such intercreditor agreement (including the Intercreditor Agreement) shall prevail and this Agreement shall be amended to so reflect and such Intercreditor Agreement shall be attached to this Agreement to form an integral part hereof.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties herein have caused this Agreement to be executed in 3 (three) copies, on the date first written above, in Mexico City, Federal District, Mexico.

THE PLEDGOR
AXALTA COATING SYSTEMS MÉXICO, S. DE R.L. DE C.V.

/s/ Miguel Daniel Paredes Fuentes
By: Miguel Daniel Paredes Fuentes
Title: Attorney-in-fact
Domicile: Barley Mill Plaza 21
4417 Lancaster Pike
Wilmington, DE 19805
Phone Number: (302) 992-2630
Fax: (302) 892-5615
Email: michael.finn@dupont.com
Attention: Michael Finn, General Counsel

With copy to:

The Carlyle Group
Domicile: 1001 Pennsylvania Avenue Northwest
Washington, DC 20004
Phone Number: (202) 729-5829
Fax: (202) 347-1818
Email: Wesley.Bieligk@carlyle.com
Attention: Martin Sumner; Wesley Bieligk

THE PLEDGEE

BARCLAYS BANK PLC,

as Collateral Agent for the benefit of the Loan Finance Parties and as Notes Foreign Collateral Agent for the benefit of the Secured Notes Indenture Parties

/s/ Pedro Tejero Sandoval
By: Pedro Tejero Sandoval
Title: Attorney-in-fact
Domicile: 745 Seventh Avenue
New York, NY 10019
United States of America
Phone Number: (212) 526-2799
Email: vanessa.kurbatskiy@barclays.com
Fax: (212) 526-5115
Attention: Vanessa Kurbatskiy